Exhibit 99.01

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA—PAGE 1

Citigroup Inc. and Consolidated Subsidiaries

In millions of dollars, except per-share amounts and ratios	2012	2011	2010	2009	2008
Net interest revenue	$46,686	$47,649	$53,539	$47,973	$52,784
Non-interest revenue	22,442	29,682	32,237	31,592	(1,983)
Revenues, net of interest expense	$69,128	$77,331	$85,776	$79,565	$50,801
Operating expenses	49,974	50,250	46,851	47,371	68,705
Provisions for credit losses and for benefits and claims	11,329	12,359	25,809	39,970	34,357
Income (loss) from continuing operations before income taxes	$7,825	$14,722	$13,116	$(7,776)	$(52,261)
Income taxes (benefits)	7	3,575	2,217	(6,716)	(20,276)
Income (loss) from continuing operations	$7,818	$11,147	$10,899	$(1,060)	$(31,985)
Income (loss) from discontinued operations, net of taxes (1)	(58)	68	(16)	(451)	3,958
Net income (loss) before attribution of noncontrolling interests	$7,760	$11,215	$10,883	$(1,511)	$(28,027)
Net income (loss) attributable to noncontrolling interests	219	148	281	95	(343)
Citigroup’s net income (loss)	$7,541	$11,067	$10,602	$(1,606)	$(27,684)
Less:
Preferred dividends—Basic	$26	$26	$9	$2,988	$1,695
Impact of the conversion price reset related to the $12.5 billion convertible preferred stock private issuance—Basic	—	—	—	1,285	—
Preferred stock Series H discount accretion—Basic	—	—	—	123	37
Impact of the public and private preferred stock exchange offers	—	—	—	3,242	—
Dividends and undistributed earnings allocated to employee restricted and deferred shares that contain nonforfeitable rights to dividends, applicable to Basic EPS	166	186	90	2	221
Income (loss) allocated to unrestricted common shareholders for Basic EPS	$7,349	$10,855	$10,503	$(9,246)	$(29,637)
Less: Convertible preferred stock dividends	—	—	—	(540)	(877)
Add: Interest expense, net of tax, on convertible securities and adjustment of undistributed earnings allocated to employee restricted and deferred shares that contain nonforfeitable rights to dividends, applicable to diluted EPS	11	17	2	—	—
Income (loss) allocated to unrestricted common shareholders for diluted EPS (2)	$7,360	$10,872	$10,505	$(8,706)	$(28,760)
Earnings per share (3)
Basic (3)
Income (loss) from continuing operations	$2.53	$3.71	$3.64	$(7.60)	$(63.80)
Net income (loss)	2.51	3.73	3.65	(7.99)	(56.29)
Diluted (2)(3)
Income (loss) from continuing operations	$2.46	$3.60	$3.53	$(7.60)	$(63.80)
Net income (loss)	2.44	3.63	3.54	(7.99)	(56.29)
Dividends declared per common share (3)(4)	0.04	0.03	0.00	0.10	11.20

Statement continues on the next page, including notes to the table.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA—PAGE 2

Citigroup Inc. and Consolidated Subsidiaries

In millions of dollars, except per-share amounts, ratios and direct staff	2012		2011		2010		2009	2008
At December 31:
Total assets	$1,864,660		$1,873,878		$1,913,902		$1,856,646	$1,938,470
Total deposits	930,560		865,936		844,968		835,903	774,185
Long-term debt	239,463		323,505		381,183		364,019	359,593
Trust preferred securities (included in long-term debt)	10,110		16,057		18,131		19,345	24,060
Citigroup common stockholders’ equity	186,487		177,494		163,156		152,388	70,966
Total Citigroup stockholders’ equity	189,049		177,806		163,468		152,700	141,630
Direct staff (in thousands)	259		266		260		265	323
Ratios
Return on average assets	0.4%		0.6%		0.5%		(0.08)%	(1.28)%
Return on average common stockholders’ equity (5)	4.1		6.3		6.8		(9.4)	(28.8)
Return on average total stockholders’ equity (5)	4.1		6.3		6.8		(1.1)	(20.9)
Efficiency ratio	72		65		55		60	134
Tier 1 Common (6)	12.67%		11.80%		10.75%		9.60%	2.30%
Tier 1 Capital	14.06		13.55		12.91		11.67	11.92
Total Capital	17.26		16.99		16.59		15.25	15.70
Leverage (7)	7.48		7.19		6.60		6.87	6.08
Citigroup common stockholders’ equity to assets	10.00%		9.47%		8.52%		8.21%	3.66%
Total Citigroup stockholders’ equity to assets	10.14		9.49		8.54		8.22	7.31
Dividend payout ratio (4)	1.6		0.8		NM		NM	NM
Book value per common share (3)	$61.57		$60.70		$56.15		$53.50	$130.21
Ratio of earnings to fixed charges and preferred stock dividends	1.38	x	1.59	x	1.51	x	NM	NM

(1)         Discontinued operations for 2008-2012 includes the announced sale of Citi’s Brazil Credicard business. Discontinued operations in 2012 includes a carve-out of Citi’s liquid strategies business within Citi Capital Advisors, the sale of which is to occur pursuant to two separate transactions, the first of which closed in February 2013. Discontinued operations in 2012 and 2011 reflect the sale of the Egg Banking PLC credit card business. Discontinued operations for 2008 to 2009 reflect the sale of Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation, the sale of Citigroup’s German retail banking operations to Crédit Mutuel, and the sale of CitiCapital’s equipment finance unit to General Electric. Discontinued operations for 2008 to 2010 also include the operations and associated gain on sale of Citigroup’s Travelers Life & Annuity, substantially all of Citigroup’s international insurance business, and Citigroup’s Argentine pension business sold to MetLife Inc. Discontinued operations for the second half of 2010 also reflect the sale of The Student Loan Corporation. See Note 3 to the Consolidated Financial Statements for additional information on Citi’s discontinued operations.

(2)         The diluted EPS calculation for 2009 and 2008 utilizes basic shares and income allocated to unrestricted common stockholders (Basic) due to the negative income allocated to unrestricted common stockholders. Using diluted shares and income allocated to unrestricted common stockholders (Diluted) would result in anti-dilution. As of December 31, 2012, primarily all stock options were out of the money and did not impact diluted EPS. The year-end share price was $39.56. See Note 11 to the Consolidated Financial Statements.

(3)         All per share amounts and Citigroup shares outstanding for all periods reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011.

(4)         Dividends declared per common share as a percentage of net income per diluted share.

(5)        The return on average common stockholders’ equity is calculated using net income less preferred stock dividends divided by average common stockholders’ equity. The return on average total Citigroup stockholders’ equity is calculated using net income divided by average Citigroup stockholders’ equity.

(6)         As currently defined by the U.S. banking regulators, the Tier 1 Common ratio represents Tier 1 Capital less non-common elements, including qualifying perpetual preferred stock, qualifying noncontrolling interests in subsidiaries and qualifying trust preferred securities divided by risk-weighted assets.

(7)         The leverage ratio represents Tier 1 Capital divided by quarterly adjusted average total assets.

Note: The following accounting changes were adopted by Citi during the respective years:

•                  On January 1, 2010, Citigroup adopted SFAS 166/167. Prior periods have not been restated as the standards were adopted prospectively. See Note 1 to the Consolidated Financial Statements.

•                  On January 1, 2009, Citigroup adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (now ASC 810-10-45-15, Consolidation: Noncontrolling Interest in a Subsidiary), and FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (now ASC 260-10-45-59A, Earnings Per Share: Participating Securities and the Two-Class Method). All prior periods have been restated to conform to the current period’s presentation.